EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT
-----------------------------

We consent to the incorporation by reference in Registration Statement No. 333-44173 of Merrill Lynch & Co., Inc. on Form S-3 of our reports dated March 28, 2001, appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. for the period ended December 29, 2000.



/s/ Deloitte & Touche LLP


New York, New York
March 28, 2001